Exhibit 10.14

THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT

OF

BRIAN SCHOPFER

This THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), is dated as of May 1st, 2020 (the “Effective Date”), between Mirion Technologies, Inc., a Delaware corporation (the “Company”) and Brian Schopfer (“Executive”). This Agreement amends and restates the original employment agreement by and between the Company and the Executive dated March 19, 2019 as amended on May 16, 2019 and January 23, 2020, which is hereby terminated effective as of the Effective Date.

In consideration of the mutual agreements set forth below and set forth in the Confidentiality, Non-Interference and Intellectual Property Agreement attached hereto as Exhibit A (the “Confidentiality Agreement”), and for other good and valuable consideration given by each party to this Agreement to the other, the receipt and sufficiency of which are hereby acknowledged, the Company agrees to hire Executive and Executive agrees to serve the Company as an employee pursuant to the terms and subject to the conditions that follow.

1. Employment. The Company hereby agrees to employ Executive, and Executive hereby agrees to accept employment with the Company, upon the terms and conditions contained in this Agreement, effective on the Effective Date. Executive’s employment will be at-will, not for any specified period, and may be terminated at any time, with or without Cause (as defined below) or advance notice, by either Executive or the Company subject to the provisions regarding termination set forth below in Sections 7 and 8. No representative of Company, other than the CEO or the board of directors, has the authority to alter the at-will employment relationship. Any change to the at-will employment relationship must be by specific, written agreement signed by Executive and either the Company’s CEO or its board of directors. Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship.

2. Duties. During the Executive’s employment with Company (the “Employment Period”), Executive shall serve on a full-time basis as the Chief Financial Officer (“CFO”) of the Company. Executive’s duties and responsibilities as CFO shall include those duties customarily associated with an officer with a similar title, as may be reasonably assigned to him from time to time by the CEO or the Board of Directors of the Company’s ultimate parent, Mirion Technologies (Topco), Ltd., a Jersey company (“Topco”). Executive shall devote Executive’s full-time attention and energies and use Executive’s best efforts in Executive’s employment with the Company. It is understood that during the Employment Period Executive may (i) engage in personal activities such as charitable, civic and trade industry work and (ii) manage Executive’s personal investments, so long as such activities do not conflict with Executive’s duties and responsibilities hereunder.

3. Compensation and Benefits. In consideration of entering into this Agreement and as full compensation for Executive’s services hereunder, during the Employment Period, Executive shall receive the following compensation and benefits:

(a) Base Salary. The Company shall pay to Executive a base salary (“Base Salary”) of Three Hundred and Thirty Thousand U.S. Dollars ($330,000) per year, payable in accordance with the payroll policies from time to time in effect at the Company. Executive’s Base Salary may be subject to increase (but not decrease) on an annual basis as the Topco Board of Directors shall determine in its sole and absolute discretion.

(b) Incentive Bonus. In addition to Base Salary, during the Employment Period, Executive shall be eligible to earn an annual incentive bonus based on the achievement of annual personal and corporate performance goals determined by the Board of Directors typically at the time of the Board of Directors’ approval of the Company’s annual budget and payable in accordance with the Company’s policies in effect from time to time (the “Incentive Bonus”). The amount of the Incentive Bonus shall be targeted at fifty percent (50%) of Executive’s Base Salary for the applicable fiscal year period, and is subject to increase up to a maximum of one hundred percent (100%) of such Base Salary and is subject to decrease, in each case, as determined by the Board of Directors in its sole discretion.

(c) Long-Term Equity Incentive. Upon commencement of your employment, the Remuneration Committee of Topco will authorize Topco to offer you the ability to subscribe to 110,000 A Ordinary Shares of Topco at a price of $1.00 per share, together with an amount of Loan Notes as determined by the Remuneration Committee of Topco in its reasonable discretion, all subject to Executive’s remittance of the required monies and subject to Executive’s execution of a Deed of Adherence as a Manager to that Investment Agreement dated November 18, 2014 as amended on November 17, 2016 (in the form required by that Investment Agreement). All shares are subject to the terms and conditions in the Investment Agreement, the Amended and Restated Co-Investment Agreement and the Articles of Association of Topco, as each may be amended from time to time.

(d) Vacation. Executive shall be entitled to accrue up to four (4) weeks vacation per calendar year, to be accrued and used in accordance with the usual vacation policies in effect at the Company.

(e) Executive Loans. The Company extended a loan to Executive in the amount of $131,000 in order for the Executive to repay a sign-on bonus owed to his previous employer pursuant to the terms of a Loan Agreement dated September 24, 2019 between the parties (the “Claw-back Loan Agreement”). The Executive agrees that the Company may deduct outstanding amounts under such loan from any of Executive’s after-tax Incentive Bonuses starting with fiscal year 2020 at a rate of 50% of the bonus amount to discharge the loan. If Executive’s employment with the Company is terminated without Cause as provided in Section 5(d) of this Employment Agreement, the balance of the loan under the Claw-back Loan Agreement will be forgiven. If Executive’s employment with the Company is terminated for any reason other than a termination of Executive without Cause in accordance with Section 5(d), Executive shall repay such loan in accordance with the terms of the Loan Agreement.

(f) The Company also extended a loan to Executive in the amount of $168,833.09 in order for the Executive to acquire shares of Topco pursuant to the terms of a Loan Agreement dated May 16, 2019 between the Parties (the “Equity Loan Agreement”) which may be increased if Executive subscribes to additional shares of Topco as contemplated under Subsection 3(c) above. The Executive agrees that the Company may deduct outstanding amounts under such Equity Loan Agreement from any of Executive’s after-tax Incentive Bonuses starting with fiscal year 2020 at a rate of 50% of the bonus amount to discharge the loan provided that: (A) the Company shall apply bonus proceeds to discharge the Claw-back Loan Agreement first, and only apply bonus proceeds to discharge the Equity Loan Agreement after the Claw-back Loan Agreement has been repaid in full, and (B) in no event shall the Company’s annual deductions from Executive’s after-tax Incentive Bonuses to repay the Claw-back Loan Agreement and the Equity Loan Agreement exceed 50 % of Executive’s annual bonus amounts.

(g) Deferred Compensation Plan. Executive will be eligible to participate in the Company’s Deferred Compensation Plan, subject to the Plan’s eligibility requirements.

(g) Executive shall participate in and be eligible to receive, but without duplication, all other benefits (i.e., benefits other than those of the types covered in Sections 3(a)—(e)) offered to senior executives of the Company under and in accordance with the provisions of any employee benefit plan adopted or to be adopted by the Company other than any severance benefits offered to senior executives in accordance with any such plan. Except as set forth herein, Executive shall not be entitled to any other benefits.

4. Reimbursement for Annual Executive Physical. During the Employment Period, the Company will reimburse Executive the cost of an annual local Executive Physical not to exceed the cost typically charged by such programs for standard Executive Physicals.

5. Reimbursement for Business Expenses. During the Employment Period, Executive shall be entitled to incur on behalf of the Company reasonable and necessary expenses in connection with Executive’s duties in accordance with Company’s policies and the Company shall pay for or reimburse Executive for all such expenses upon presentation of proper receipts therefor. The Executive shall comply with such reasonable limitations and reporting requirements with respect to such expenses as the Company may establish from time to time.

6. Financial Planning Allowance. During the Employment Period, the Company will provide Executive with up to $5,000 (less all taxes and withholdings) annually to cover costs for any personal financial and tax advisory costs and expenses incurred from time to time in connection with any matter arising as a result of or in connection with the holding of shares, or any other investment from time to time in connection with any investment in the group.

7. Termination of Employment. Executive’s employment hereunder may be terminated as follows:

(a) Automatically in the event of the death of Executive.

(b) Unless prohibited by applicable law, at the option of the Company, or the Board of Directors, by written notice to Executive or Executive’s personal representative in the event of the Permanent Disability of Executive. As used herein, the term “Permanent Disability” shall mean a physical or mental incapacity or disability which renders Executive unable to render the services required hereunder with or without reasonable accommodation (A) for one hundred twenty (120) days in any twelve (12) month period or (B) for a period of ninety (90) consecutive days;

(c) At the option of the Company, by the Board of Directors at any time for Cause (as defined in Section 8(f));

(d) At the option of the Company, by the Board of Directors at any time without Cause, subject to the Company’s obligations under Section 8(c) hereof; or

(e) At the option of Executive, at any time, for any reason, on sixty (60) days prior written notice to the Company, which 60-day prior notice shall be waivable at the sole option of the Company.

(f) At the option of Executive for Good Reason (as defined in Section 8(g)), on sixty (60) days prior written notice to the Company, which sixty (60) day prior notice shall be waivable at the sole option of the Company.

8. Payments Following Termination of Employment.

(a) Death. Upon the termination of Executive’s employment due to death, Executive or Executive’s legal representatives shall be entitled to receive (i) an amount equal to Executive’s Base Salary payable through the date of termination, (ii) a pro rata portion of Executive’s Incentive Bonus, if any, for the applicable period during the fiscal year ending on the date of termination (which portion of the Incentive Bonus shall be reasonably determined by the Board of Directors as of the date of termination of employment), payable at the same time as such payment would be made had the Executive continued Executive’s employment with the Company. Executive or Executive’s legal representatives shall also be entitled to any accrued benefits which may be owing in accordance with the Company’s policies.

(b) Permanent Disability. Upon the termination of Executive’s employment due to Permanent Disability, Executive or Executive’s legal representatives shall be entitled to receive (i) an amount equal to Executive’s Base Salary payable through the date of termination, (ii) a pro rata portion of Executive’s Incentive Bonus, if any, for the applicable period during the fiscal year ending on the date of termination

(which portion of the Incentive Bonus shall be reasonably determined by the Board of Directors as of the date of termination of employment), payable at the same time as such payment would be made had Executive continued Executive’s employment with the Company. Executive or Executive’s legal representatives shall also be entitled to any accrued benefits which may be owing in accordance with the Company’s policies.

(c) Termination Without Cause. If Executive’s employment is terminated by the Company at any time during the Employment Period without Cause, Executive shall be entitled to receive Executive’s Base Salary through the date of termination as well as any accrued benefits through the date of termination which may be owing in accordance with the Company’s policies. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. Upon termination without Cause, Executive will also be entitled to the following from the Company: (i) payment of an amount equal to Executive’s then current Base Salary for a period of twelve (12) months, payable in accordance with the usual payroll policies in effect at the Company as if Executive was employed at the time, commencing on the first payroll date occurring sixty (60) days from the date of termination; (ii) a pro rata portion of Executive’s Incentive Bonus, if any, for the applicable period during the fiscal year ending on the date of termination (which portion of the Incentive Bonus shall be reasonably determined by the Board of Directors at the end of the applicable bonus period), payable at the same time as such payment would be made during Executive’s regular employment with the Company; and (iii) continued payment by the Company, for a period equal to the lesser of (A) twelve (12) months from the date of termination and (B) such time that Executive commences employment with a new employer and becomes eligible to participate in that employer’s health care benefits plan, of the group health continuation coverage premiums for Executive and Executive’s eligible dependents under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) provided that Executive elects to continue and remains eligible for these benefits under COBRA. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of reimbursing the COBRA premiums, the Company, in its sole discretion, may elect to instead pay Executive on the first day of each month, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), for the remainder of the COBRA Payment Period. Executive may, but is not obligated to, use such Special Severance Payment toward the cost of COBRA premiums.

(d) Termination for Cause or by Executive Without Good Reason. Except for Base Salary through the day on which Executive’s employment was terminated and any accrued benefits which may be owing in accordance with the Company’s policies or applicable law, Executive shall not be entitled to receive severance or any other compensation, bonus or benefits after the last date of employment with the Company upon the termination of Executive’s employment hereunder by the Company for Cause pursuant to Section 5(c) or upon Executive’s termination of employment hereunder pursuant to Section 5(e), without Good Reason.

(e) Termination by Executive for Good Reason. Executive may voluntarily resign Executive’s position with Company for Good Reason (as defined below), at any time on sixty (60) days’ advance written notice. In the event of Executive’s resignation for Good Reason, Executive will be entitled to receive Executive’s Base Salary through the date of termination, and any accrued benefits through the date of termination which may be owing in accordance with the Company’s policies. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. Upon termination for Good Reason, Executive shall also be entitled to the following from the Company: (i) payment of an amount equal to Executive’s then current Base Salary for a period of twelve (12) months, payable in accordance with the usual payroll policies in effect at the Company as if Executive was employed at the time, commencing on the first payroll date occurring sixty (60) days from the date of termination; (ii) a pro rata portion of Executive’s Incentive Bonus, if any, for the applicable period during the fiscal year ending on the date of termination (which portion of the Incentive Bonus shall be reasonably determined by the Board of Directors at the end of the applicable bonus period), payable at the same time as such payment would be made during Executive’s regular employment with the Company; and (iii) continued payment, for a period equal to the lesser of (A) twelve (12) months from the date of termination and (B) such time that Executive commences employment with a new employer and becomes eligible to participate in that employer’s health care benefits plan, of the group health continuation coverage premiums for Executive and Executive’s eligible dependents under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”), provided that Executive elects to continue and remains eligible for these benefits under COBRA. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of reimbursing the COBRA premiums, the Company, in its sole discretion, may elect to instead pay Executive on the first day of each month, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), for the remainder of the COBRA Payment Period. Executive may, but is not obligated to, use such Special Severance Payment toward the cost of COBRA premiums.

(f) Cause Defined. For purposes of this Agreement, the term “Cause” shall mean that Executive:

(i) committed or engaged in an act of fraud, embezzlement, sexual harassment, or theft, in connection with Executive’s duties for the Company or any subsidiary of the Company as determined in good faith by the Company’s Board of Directors;

(ii) materially breached or defaulted on Executive’s obligations under any agreements between Executive and the Company or any subsidiary of the Company, including but not limited to this Agreement or the Confidentiality Agreement (which breach or default, if reasonably capable of cure, is not cured within two (2) business days after written notice thereof is received by Executive or, if reasonably capable of cure but not within two (2) business days, the Executive shall not have commenced cure in good faith within such two (2) business days and completed such cure as promptly as reasonably practical thereafter);

(iii) is convicted of, or pleads nolo contendere with respect to, a felony; or

(iv) engaged in an act of gross negligence or willful failure to perform Executive’s duties or responsibilities, including the failure to follow in any material respect a lawful, properly adopted direction or written policy of the Board of Directors (which breach or default, if reasonably capable of cure, is not cured within ten (10) business days after written notice thereof or, if reasonably capable of cure but not within ten (10) business days, the Executive shall not have commenced cure in good faith within such ten (10) business days and completed such cure as promptly as reasonably practical thereafter).

(g) Good Reason Defined. For purposes of this Agreement, the term “Good Reason” shall mean in the absence of the written consent of Executive:

(i) a material reduction in Executive’s Base Salary by the Company;

(ii) a material diminution in Executive’s authority, duties or responsibilities with respect to the Company, in each case, from those contemplated in Section 2 (other than isolated actions not taken in bad faith and remedied by the Company within the cure period set forth below);

(iii) the requirement by the Company that Executive be based in an office which increases Executive’s commute by more than 35 miles in relation to Executive’s commute to the Company’s offices in Atlanta, Georgia, located at 1218 and 1236 Menlo Drive, Atlanta, Georgia 30340; or

(iv) any material breach by the Company of any material term or provision of this Agreement.

Notwithstanding the foregoing, in the event that Executive provides written notice of termination for Good Reason in reliance upon this Section 5(g), the Company shall have the opportunity to cure such circumstances within thirty (30) days of receipt of such notice. If Executive does not deliver to the Company a notice of termination within the thirty (30) day period after Executive has knowledge that an event constituting Good Reason has occurred, such event will no longer constitute Good Reason.

(h) Condition to Payment. All payments and benefits due to Executive under this Section 6 which are not otherwise required by law shall be contingent upon (i) execution by Executive (or Executive’s beneficiary or estate) of a general release of all claims in a form prescribed by the Board of Directors and such general release becoming effective in accordance with its terms no later than sixty (60) days following Executive’s termination of employment, and (ii) Executive’s continued adherence to the terms of the Confidentiality Agreement.

(i) No Other Severance. Executive hereby acknowledges and agrees that, other than the severance payment described in Section 6 (c) and (e) hereof, upon termination, Executive shall not be entitled to any other severance under any Company benefit plan or severance policy generally available to the Company’s employees or otherwise.

(j) Survival. This Section 6 shall survive any termination or expiration of this Agreement.

9. Application of Section 409A. Notwithstanding anything set forth in this Agreement to the contrary, to the extent required to avoid the imposition of additional taxes and penalties under Section 409A of the Code (“Section 409A”), amounts payable under this Employment Agreement will not be paid until Executive experiences a “separation of service” within the meaning of Section 409A.

(a) Furthermore, to the extent that Executive is a “specified employee” within the meaning of Section 409A as of the date of Executive’s separation from service, no amount that constitutes a “deferral of compensation” (within the meaning of Section 409A) which is payable on account of Executive’s separation from service shall be paid to Executive before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Executive’s separation from service or, if earlier, the date of Executive’s death following such separation from service. All such amounts that would, but for this Section 9(a), become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

(b) Company intends that income provided to Executive pursuant to this Agreement will not be subject to taxation under Section 409A. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A (including provisions exempting certain payments from Section 409A). However, Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement.

(c) The reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (i) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (ii) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(d) For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

10. Confidentiality Agreement. On March 15, 2019, the Company and the Executive did execute and deliver the Confidentiality Agreement attached hereto as Attachment A incorporated herein by reference. The Confidentiality Agreement shall survive any termination of this Agreement in accordance with the terms of the Confidentiality Agreement.

11. Indemnification. The Company will indemnify Executive in Executive’s capacity as an officer of the Company to the fullest extent permitted by the certificate of incorporation and bylaws of the Company.

12. Withholding Taxes. Executive acknowledges and agrees that the Company may directly or indirectly withhold from any payments under this Agreement all federal, state, city or other taxes that will be required pursuant to any law or governmental regulation.

13. Effect of Prior Agreements. This Agreement, together with the Confidentiality Agreement and the Executive Incentive Plan constitute the sole and entire agreements and understandings between Executive and the Company with respect to the matters covered hereby and thereby, and there are no other promises, agreements, representations, warranties or other statements between Executive and the Company in respect to such matters not expressly set forth in these agreements. These agreements supersede all prior and contemporaneous agreements, understandings or other arrangements, whether written or oral, concerning the subject matter thereof.

14. Notices. Any notice required, permitted, or desired to be given pursuant to any of the provisions of this Agreement shall be deemed to have been sufficiently given or served for all purposes when faxed, when delivered by hand, or received by registered or certified mail, postage prepaid, or by nationally recognized overnight courier service addressed to the party to receive such notice at the following address or any other address substituted therefor by notice pursuant to these provisions:

If to the Company, at:

Mirion Technologies, Inc.

3000 Executive Parkway, Suite 222

San Ramon, CA 94583

Attention: General Counsel

Telephone: (925) 543-0800

Facsimile: (925) 543-0808

with copies to:

Charterhouse Capital Partners LLP

7th Floor, Warwick Court

Paternoster Square

London

EC4M 7DX

Attn: Chris Warren

Telephone: +44 (0)20 7334 5300

Facsimile: +44 (0)20 7334 5344

If to Executive, at:

Brian Schopfer

875 Arlington Pl NE

Atlanta, GA 30306

Telephone: (281) 682-1739

15. Assignability. The obligations of Executive may not be delegated and Executive may not, without the Company’s written consent thereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest herein. Any such attempted delegation or disposition shall be null and void and without effect. The Company and Executive agree that this Agreement and all of the Company’s rights and obligations hereunder may be assigned or transferred by the Company to and may be assumed by and become binding upon and may inure to the benefit of any affiliate of or successor to the Company. The term “successor” shall mean any other corporation or other business entity which, by merger, consolidation, purchase of the assets, or otherwise, acquires all or a material part of its assets. Any assignment by the Company of its rights or obligations hereunder to any affiliate of or successor to the Company shall not be a termination of employment for purposes of this Agreement.

16. Modification. This Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver will operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

17. Governing Law. This Agreement has been executed and delivered in the State of Georgia and its validity, interpretation, performance and enforcement will be governed by the laws of that state applicable to contacts made and to be performed entirely within that state.

18. Severability. All provisions of this Agreement are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding will in no way affect the validity or enforceability of any other provision of this Agreement. The parties hereto further agree that any such invalid or unenforceable provision will be deemed modified so that it will be enforced to the greatest extent permissible under law, and to the extent that any court of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court may limit this Agreement to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Agreement as limited.

19. No Waiver. Except as specifically contemplated in this Agreement, no course of dealing or any delay on the part of the Company or Executive in exercising any rights hereunder shall operate as a waiver of any such rights. No waiver of any default or breach of this Agreement shall be deemed a continuing waiver of any other breach or default.

20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original by the party executing the same but all of which together will constitute one and the same instrument.

21. Binding Arbitration.

(a) Generally. Executive and the Company hereby agree that any controversy or claim arising out of or relating to this Agreement, the employment relationship between Executive and the Company, or the termination thereof, including the arbitrability of any controversy or claim, which cannot be settled by mutual agreement will be finally settled by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state arbitration law) as follows: Any party who is aggrieved will deliver a notice to the other party setting forth the specific points in dispute. Any points remaining in dispute twenty (20) days after the giving of such notice may, upon ten (10) days’ notice to the other party, be submitted to arbitration in Atlanta, Georgia, to the American Arbitration Association, before a single arbitrator appointed in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (“AAA”) (available at www.adr.org), as such procedures and rules may be amended from time to time and modified only as herein expressly provided. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings. The parties acknowledge and agree that they retain the right to seek injunctive relief pursuant to the AAA Rules. Any provisional remedy which would be available from a court of law shall be available from the arbitrator to the parties to this Agreement pending arbitration. Either party may make an application to the arbitrator seeking injunctive relief to maintain the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved.

(b) Binding Effect. The decision of the arbitrator on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof. The parties agree that this provision has been adopted by the parties to rapidly and inexpensively resolve any disputes between them and that this provision will be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award.

(c) Fees and Expenses. Except as otherwise provided in this Agreement or by law, the arbitrator will be authorized to apportion its fees and expenses as the arbitrator deems appropriate and the Company will bear the fees and expenses of the arbitration but the arbitrator will be authorized to award the prevailing party its fees and expenses (including attorney’s fees). In the absence of such apportionment or award, each party will bear the fees and expenses of its own attorney.

(d) Confidentiality. The parties will keep confidential, and will not disclose to any person, except as may be required by law, the existence of any controversy under this Section 19, the referral of any such controversy to arbitration or the status or resolution thereof. In addition, the confidentiality restrictions set forth in the Confidentiality Agreement shall continue in full force and effect.

(e) Waiver. Executive acknowledges that arbitration pursuant to this agreement includes all controversies or claims of any kind (e.g., whether in contract or in tort, statutory or common law, legal or equitable) now existing or hereafter arising under any federal, state, local or foreign law, including, but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Americans With Disabilities Act and all similar federal, state and local laws, and Executive hereby waives all rights thereunder to have a judicial tribunal and/or a jury determine such claims.

(f) Acknowledgment. Executive acknowledges that before entering into this Agreement, Executive has had the opportunity to consult with any attorney or other advisor of Executive’s choice, and that this provision constitutes advice from the Companies to do so if Executive chooses. Executive further acknowledges that Executive has entered into this Agreement of Executive’s own free will, and that no promises or representations have been made to Executive by any person to induce Executive to enter into this Agreement other than the express terms set forth herein. Executive further acknowledges that Executive has read this Agreement and understands all of its terms, including the waiver of rights set forth in Section 19 (e).

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day written above.

MIRION TECHNOLOGIES, INC.

By:	/s/ Thomas D. Logan
Name:Thomas D. Logan
Title:Chief Executive Officer

EXECUTIVE /s/ Brian Schopfer
Brian Schopfer

SIGNATURE PAGE TO THE EMPLOYMENT AGREEMENT OF BRIAN SCHOPFER

EXHIBIT A

CONFIDENTIALITY, NON- INTERFERENCE AND

INTELLECTUAL PROPERTY AGREEMENT

SIGNATURE PAGE TO THE EMPLOYMENT AGREEMENT OF BRIAN SCHOPFER